FOR IMMEDIATE RELEASE	For More Information Contact:
January 18, 2006	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports Record Year

UPSTATE, SC - L. Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company of The Palmetto Bank, reported net income for the year ended December 31, 2005, of $13.8 million, up 14% over the previous year. Net income per diluted share reached $2.15, up 13% over the previous year's record earnings of $1.90 per diluted share. Total assets were $1.1 billion at year-end 2005, up 8% or $81.9 million over year-end 2004. For the year ended December 31, 2005, Palmetto Bancshares, Inc. produced a 16.06% return on shareholders' equity and a 1.32% return on assets.

Net income for the quarter ended December 31, 2005, was $3.5 million, a 12% increase over net income for the same three months of 2004. Net income per diluted share for the fourth quarter was $.55, a 12% increase over $.49 per share reported for the fourth quarter of 2004.

The year 2005 marked the twenty-third consecutive year in which Palmetto Bancshares, Inc. has increased the payment of dividends to shareholders. Cash dividends paid in 2005 were 13.8% higher when compared with 2004. Shareholders' equity ended the year at $88.9 million, a 10.1% increase over year-end 2004.

Total loans at December 31, 2005, increased 12% over the prior year to $871 million, while total deposits reached $938 million, a 9% increase over the same periods. The Palmetto Bank reported total assets under management (including mortgage servicing and trust and investment group assets) of $1.8 billion as compared with $1.7 billion reported at the close of the year 2004.

Celebrating 100 years of service in the Upstate, The Palmetto Bank manages $1.8 billion in assets including Commercial Banking, Trust and Investment Group and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.

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